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                              Letter of Transmittal
                               to tender units of
                Kelley Partners 1992 Development Drilling Program
                                 pursuant to the
                                Offer to Purchase
                            of Kelley Oil Corporation
                             dated November 28, 2000

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     The offer will expire at noon, Houston, Texas time on December 28, 2000
(the "expiration date"). You must validly tender your units on or before the expiration date to receive the purchase price. You may withdraw any tendered units before the expiration date.

     To tender your units, complete and sign this letter of transmittal and return it to us at the following address. For your tender to be valid, we must receive this letter of transmittal by noon on the expiration date. Please allow sufficient time for delivery.

KELLEY OIL CORPORATION
Attn: Offer
601 JEFFERSON, SUITE 1100
HOUSTON, TEXAS 77002

Ladies and Gentlemen:

     I have received and read your Offer to Purchase dated November 28, 2000. I understand that the Offer to Purchase and this letter of transmittal constitute your offer to purchase all, but not less than all, my units of Kelley Partners 1992 Development Drilling Program (the "partnership") for $0.123 in cash per unit, and I understand and agree to all of the terms of your offer. I understand that your acceptance of this letter will constitute a binding agreement between me and you on the terms of your offer. I also understand that your offer is subject to certain conditions described in the Offer to Purchase and that you may not be required to accept my units for purchase.

     I am the registered holder of the following units of the partnership, which I refer to as "my units". I do not own any other units of the partnership.


     Limited Partnership Units: __________ General Partnership Units: __________


     I hereby tender to you my units in whole and not in part in exchange for payment of the purchase price described in your offer.

     Subject to your acceptance of my tender and payment of the purchase price, I hereby sell, assign, transfer and convey to you all right, title and interest in and to my units. I represent and warrant to you that I have full power and authority to tender, sell, assign, transfer and convey my units to you, and that when you accept my units for purchase you will have good and unencumbered title to my units, free and clear of all liens, restrictions and encumbrances (except those provided for in the limited partnership agreement of the partnership), and that my units will not be subject to adverse claims or proxies. I will, at your request, execute and deliver any additional documents you deem necessary or desirable to complete the sale, assignment, transfer and conveyance to you of my units.
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     I UNDERSTAND THAT NEITHER YOU NOR THE PARTNERSHIP HAS RECOMMENDED THIS
OFFER TO ME. I HAVE MADE MY OWN DETERMINATION OF THE MERITS OF THIS OFFER BASED SOLELY ON THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE INTO THE OFFER TO PURCHASE, INCLUDED THE ANNEXES.

     Except as stated in the Offer to Purchase under "The Offer--Withdrawal Rights", this tender is irrevocable.



                                                Very truly yours,




                                                x
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                                                x
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     IMPORTANT INSTRUCTIONS: You, as the registered holder of the units described in this letter must sign this letter exactly as your name appears in our records, which is reflected on the address label of the envelope in which you received these materials. If your units are owned of record by two or more joint owners, each owner must sign this letter.

     If you are a transferee of units by operation of law or gift as permitted under the partnership agreement but have not yet notified the partnership of this transfer, you should contact the partnership immediately to have that transfer reflected on the partnership's records. Otherwise, your tender may not be accepted.

     If your address has changed from that reflected in the partnership records, you should notify the partnership immediately to have that change reflected on the partnership's records. We will mail the purchase price only to registered owners at the addresses reflected in the partnership's records.

     If you have additional questions, please contact us at (713) 652-5200.